                            As Filed With The Securities and Exchange Commission
                                                                 August 13, 2001

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to (S)240.14a-12


                           Main Street Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1)  Title of each class of securities to which transaction applies:

 2)  Aggregate number of securities to which transaction applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 4)  Proposed maximum aggregate value of transaction:

 5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1)  Amount Previously Paid:

 2)  Form, Schedule or Registration Statement No.:

 3)  Filing Party:

 4)  Date Filed:

August, 2001

Dear Shareholders, Customers and Friends:

I am pleased to announce the efforts of our employees are reflected in the increase in core operating earnings of more than 15% for the six months ending June 30, 2001, versus 2000. The overall quality and soundness of the Company has also improved by increasing the allowance for loan losses by $3.9 million, or 51.3%, and total stockholders' equity by $10.2 million, or 13.0%, as of June 30, 2001, compared to June 30, 2000.

Key strategic initiatives implemented or initiated during the first half of the year include:

     . reducing interest rate risk
     . launching corporate business bank initiative
     . implementing various training and education programs
     . focusing on cross-selling efforts in commercial and retail banking . launching a centralized customer service call center
     . expanding trust services across all regions

On June 30, 2001, Main Street's stock price closed at $11.15 and its book value was $8.45. The increase in the stock price represents an increase in stockholder value of 59% and 26% for the six month and the twelve month periods ending June 30, 2001, respectively. The increase in book value represents an increase of 1.2 % and 13.1 % as of June 30, 2001, versus December 31, 2000, and June 30, 2000, respectively.

Net income was $3.0 million, or $0.29 per diluted share, for the second quarter ended June 30, 2001, compared to a net loss of $2.4 million, or ($0.23) per diluted share, for the second quarter ended June 30, 2000. This $5.4 million increase was attributed to an improved margin, continued growth in fee income and securities gains in the investment portfolio that were accompanied by modest expense growth and the absence of significant restructuring charges in the current quarter. Operating income, which excludes realized securities and loan gains and losses, special charges and other one-time charges, net of taxes, was $2.4 million, or $0.23 per share, for the second quarter of 2001, compared to $2.1 million, or $0.20 per share, for the comparable quarter in 2000, reflecting increases of 12.8% and 15.0%, respectively.

The margin increased 20 basis points to 3.50% for the second quarter of 2001 versus 3.30%, an increase of 6% from the comparable quarter in 2000 consistent with our goal of 5% to 8% established at the beginning of the year. Net interest income on a tax-equivalent basis for the second quarter of 2001, which amounted to $13.0 million, represented an increase of $1.0 million, or 8.3%, above the second quarter of 2000 due to a higher level of loans (average loans of $858.6 million at June 30, 2001, versus $742.6 million at June 30, 2000) and also due to a decrease in rates paid on interest-bearing liabilities and a significant pay down of borrowed funds during 2000.

Fee income continues to represent a larger portion of our revenue as trust fees, mortgage banking income and customer service fees all posted increases above the comparable quarter of 2000. Other income for the quarter ended June 30, 2001, was $3.8 million versus $2.0 million for the comparable quarter in 2000, an increase of 90%. Excluding securities gains/losses and loan sale losses, other income on an operating basis of $2.9 million for the second quarter of 2001 represented an increase of $251,000, or 9.3%, above the $2.7 million for the second quarter of 2000.

Other highlights for the second quarter include:

     . The loan loss reserve ratio improved to 1.34% and the coverage ratio improved to 133%, the highest levels for the Company since 1995
     . The year-to-date efficiency ratio of 70.4% declined from 75.1% from one year ago despite the increased level of training and technology investments . Deposits increased $74.0 million, or 11.3% annualized, since December, 2000
     . Loan growth, adjusted for loans sold during the first half of the year amounted to 7% in spite of a sluggish economy and management's changing emphasis on its lending lines of business

The Company closed the sale of its Wind Gap, Pa. branch on June 29, 2001. The Company also reached an agreement during the quarter to sell its retail branches in Doylestown, Pa. and Lambertville, NJ, which are expected to close by the end of the third quarter, pending regulatory approval. These actions conclude the branch sales initiative announced in November 2000.

On July 17, 2001, the Company announced the execution of a definitive agreement that will result in the acquisition of the Company by Sovereign Bancorp, Inc. of Wyomissing, Pa. Sovereign, a $34 billion financial institution, is the third largest among financial institutions headquartered in Pennsylvania. The transaction, which is valued at approximately $170 million, equates to a purchase price of $16.10 (cash and stock) per share for Main Street shares. The merger is subject to regulatory approval and Main Street shareholder approval and is expected to close in the first quarter of 2002.

Sincerely,

Brian M. Hartline
President and Chief Executive Officer

It is expected that Sovereign will file with the SEC a Registration Statement on Form S-4 in connection with the proposed merger, which will include a Proxy Statement/Prospectus of Sovereign and Main Street. The Proxy Statement/Prospectus will also be mailed to Main Street shareholders. We encourage investors and shareholders to read the Registration Statement and the entire Proxy Statement/ Prospectus carefully when they are available, as these documents will contain important information about Sovereign, Main Street, the acquisition of Main Street by Sovereign, the persons soliciting proxies relating to the acquisition, their interests in the proposed acquisition and related matters. You may obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov or from Main Street by directing a request to Andrew J. Rothermel, Secretary, at (610) 685-1466.

Consolidated Balance Sheets June 30, 2001 and 2000 (Unaudited)

ASSETS                                                             2001        2000
                                                                    (In thousands)
Cash and due from banks                                        $   32,373  $   44,862
Interest-bearing deposits with banks and federal funds sold        17,263         620
Securities available for sale                                     464,768     387,882
Securities held to maturity                                       166,395     261,782
Loans receivable, net of allowance for loan losses                848,969     763,965
Bank premises and equipment, net                                   35,138      37,332
Other assets                                                       39,307      48,431

 Total assets                                                  $1,604,213  $1,544,874


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing                                   $  154,894  $  137,331
Demand, interest bearing                                          203,714     136,291
Savings                                                           427,084     389,657
Time deposits                                                     598,986     480,525


Total deposits                                                  1,384,678   1,143,804

Other liabilities                                                   9,749      15,908
Other borrowed funds                                               26,351     211,950
Long-term debt                                                     85,000      85,000
Trust preferred securities                                         10,000      10,000

Total liabilities                                               1,515,778   1,466,662
Total stockholders' equity                                         88,435      78,212

Total liabilities & stockholders' equity                       $1,604,213  $1,544,874


Consolidated Statements of Income (Unaudited)


                                      For the Three Months Ended     For the Six Months Ended
                                               June 30,                      June 30,
                                           2001       2000              2001          2000
                                                   (In thousands except share data)
Interest income                          $26,147   $26,379               $51,923   $51,826
Interest expense                          14,458    16,344                29,461    32,368

Net interest income                       11,689    10,035                22,462    19,458
Provision for loan losses                    951     1,000                 3,451     1,375
Net interest income after
provision for loan losses                 10,738     9,035                19,011    18,083

Other income                               3,757     1,978                 9,641     4,418

Other expenses                            11,063    15,293                21,702    25,816

Income before income taxes                 3,432    (4,280)                6,950    (3,315)
Federal income taxes                         384    (1,877)                  610    (2,865)

Net Income                               $ 3,048   $(2,403)              $ 6,340   $  (450)


Basic and diluted earnings per share     $  0.29   $ (0.23)              $  0.60   $ (0.04)

Operating Net Income*                    $ 2,412   $ 2,138               $ 4,699   $ 4,103

Basic and diluted earnings per share*    $  0.23   $  0.20               $  0.45   $  0.39

Performance Ratios
Book value per share                     $  8.45   $  7.47               $  8.45   $  7.47
Return on average assets*                   0.62%     0.55%                 0.62%     0.54%
Return on average equity*                  11.10%    10.54%                10.51%    10.32%

Net interest margin                         3.50%     3.30%                 3.48%     3.25%
Equity/Assets                               5.51%     5.06%                 5.51%     5.06%

     * Reported on an operating basis, which excludes special charges, other one-time charges and security and loan sale gains and losses, net of taxes.